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                                                                    Exhibit 77C

Shareholder Meeting Results
(UNAUDITED)

Columbia Mid Cap Growth Opportunity Fund
Special Meeting of Shareholders Held on February 27, 2013

At a Joint Special Meeting of Shareholders held on February 27, 2013 (the "Meeting"), shareholders of the Fund approved an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Mid Cap Growth Fund (the "Acquiring Fund") in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Fund's liabilities. The votes cast for or against as well as the number of abstentions and broker non-votes as to the proposal are set forth below. A vote is based on total dollar interest in the Fund as of the record date for the Meeting.

      Votes For        Votes Against       Abstentions     Broker Non-Votes
  -----------------  -----------------  -----------------  -----------------

     33,935,577          1,512,996          1,608,720              0

Shareholder Meeting Results
(UNAUDITED)

Columbia Government Money Market Fund
Special Meeting of Shareholders Held on February 27, 2013

At a Joint Special Meeting of Shareholders held on February 27, 2013 (the "Meeting"), shareholders of the Fund approved an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Money Market Fund (the "Acquiring Fund") in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Fund's liabilities. The votes cast for or against as well as the number of abstentions and broker non-votes as to the proposal are set forth below. A vote is based on total dollar interest in the Fund as of the record date for the Meeting.

      Votes For        Votes Against       Abstentions     Broker Non-Votes
  -----------------  -----------------  -----------------  -----------------

     55,629,294          2,049,291          3,666,790              0